UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8‑K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 1, 2006
(Date of earliest event reported)

RF Micro Devices, Inc.
(Exact name of registrant as specified in its charter)

North Carolina	0-22511	56-1733461
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification No.)

7628 Thorndike Road
  Greensboro, North Carolina  27409-9421
  (Address of principal executive offices)
  (Zip Code)

(336) 664-1233

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
        (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
        (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On December 1, 2006, RF Micro Devices, Inc. ("RFMD") entered into an Asset Purchase Agreement by and among QUALCOMM Incorporated ("QUALCOMM"), RFMD WPAN, Inc., a wholly owned subsidiary of RFMD ("WPAN"), and RFMD (the "APA") to sell substantially all of the Bluetooth® assets held by RFMD and WPAN (together, the "Company") to QUALCOMM in return for a cash purchase price of $39.0 million and the assumption by QUALCOMM of certain liabilities (the "Transaction").  Under the terms of the APA, which is attached hereto as Exhibit 10.1, QUALCOMM will acquire assets related to the Company's Bluetooth® 2.0 Enhanced Data Rate products with HCI Interface, including the Company's next-generation SiW1722 and RF 4000 series products, as well as associated intellectual property, inventory and receivables (the "Assets").  RFMD will retain and continue to sell and support certain Bluetooth® specification VI.2 qualified products, including its code division multiple access ("CDMA") products SiW1712 and SiW1721 and its system-on-chip ("SoC") Bluetooth® products, the SiW3000 and SiW3500, as well as all associated inventory, receivables, contracts and certain related intellectual property rights (collectively, the "Excluded Assets").

The Transaction is expected to close during December 2006, at which time approximately $33.15 million would be received by the Company from QUALCOMM.  The remaining $5.85 million of the cash purchase price would be retained by QUALCOMM as security for the indemnification obligations of the Company for a period of 18 months from and after the closing date (the "Indemnification Holdback").  These obligations include indemnification for losses arising out of any breach by the Company of any representations, warranties or covenants contained in the APA.  The Company's aggregate indemnification liability cannot exceed the amount of the Indemnification Holdback.

The APA contains usual and customary representations and warranties relating to the Assets and the Bluetooth® business.  The APA also contains certain covenants relating to the Assets and the Bluetooth® business, including a non-compete clause that prohibits the Company, for the two-year period immediately following the closing date, from engaging in any business that designs, develops or sells products that implement or utilize Bluetooth® wireless technology (other than in connection with the existing products that are Excluded Assets).

The APA can be terminated prior to closing under customary conditions, including by any party on or after December 29, 2006 if the Transaction has not closed and the failure to close is not the result of a breach by such terminating party.

The closing of the Transaction is subject to the satisfaction of customary conditions, including execution of certain ancillary agreements and the acceptance of employment offers by at least 90% of WPAN's current employees who are offered employment by QUALCOMM.

The summary of the material terms of the APA contained in this report on Form 8-K is qualified in its entirety by reference to the APA included as Exhibit 10.1 to this report and incorporated herein by reference.

Item 9.01.     Financial Statements and Exhibits.

 (d)       Exhibits.

Exhibit No.           Description of Exhibit
    10.1                 Asset Purchase Agreement, dated as of December 1, 2006, by and among
                            QUALCOMM Incorporated, RF Micro Devices, Inc., and RFMD WPAN, Inc.

                                                                                                SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                            RF Micro Devices, Inc.

By: /s/ Barry D. Church
                                                                                   Barry D. Church
                                                                                   Vice President and Corporate Controller
                                                                                   (Principal Accounting Officer)

Date:    December 7, 2006

Exhibit Index

Exhibit No.                                Description of Exhibit

   10.1                                       Asset Purchase Agreement, dated as of December 1, 2006, by and among
                                                 QUALCOMM Incorporated, RF Micro Devices, Inc., and RFMD WPAN, Inc.